EXHIBIT 10.33

FIRST AMENDMENT TO

COLLABORATIVE RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT

BETWEEN CURIS AND GENENTECH

This First Amendment (the “Amendment”), effective as of December 10, 2004 (the “Amendment Date”), is made by and between Curis, Inc., a Delaware corporation (“Curis”), with offices at 61 Moulton Street, Cambridge, Massachusetts 02138, on behalf of itself and its Affiliates, and Genentech, Inc., a Delaware corporation (“Genentech”), with offices at 1 DNA Way, South San Francisco, California 94080. Curis and Genentech may each be referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties desire to make certain changes to the Collaborative Research, Development and License Agreement entered into between the Parties on June 11, 2003 (the “Agreement”) as further specified in this Amendment.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained, the Parties agree as follows:

1.	Revised Section 3.1. The last four (4) sentences of Section 3.1 of the Agreement shall be replaced with the following:

During the initial year of the research period, from June 11, 2003 to June 11, 2004, Curis shall assign no fewer than eight (8) FTE’s approved by the JSC (such approval not to be unreasonably withheld or delayed) to complete the tasks described above. The Parties agree that up to four (4) of such FTE’s assigned to the research may be Evotec OAI employees. If and to the extent that Genentech wishes to have more than four (4) of such FTE’s be Evotec OAI employees, Genentech shall be responsible for the FTE costs charged by Evotec OAI with respect to the number of Evotec OAI FTE’s that is in excess of four (4). During the second year of the research period, from June 12, 2004 to June 11, 2005, Curis will assign no fewer than sixteen (16) FTE’s to complete the tasks described above. The Parties agree that up to six (6) of such FTE’s assigned to the research may be Evotec OAI employees. If and to the extent that Genentech wishes to have more than six (6) of such FTE’s be Evotec OAI employees, Genentech shall be responsible for the FTE costs charged by Evotec OAI with respect to the number of Evotec OAI FTE’s in excess of six (6). Curis shall cause the Evotec OAI Agreement to be renewed until at least June 11, 2005 and during such time shall not, without the prior written consent of Genentech, amend the Evotec OAI Agreement in a manner that would diminish the rights granted to Genentech hereunder or otherwise harm Genentech’s rights or interests hereunder.

2.	New Subsection 7.1(f). The following subsection shall be added as a new Subsection 7.1(f) of the Agreement:

(f) Tumor Xenograft Samples. Subject to receipt of the payment described in Section 8.9(c), Curis shall transfer to Genentech any and all Tumor Xenograft Samples in Curis’ possession as of the Effective Date and during the period running from the Effective Date until June 11, 2005. Curis hereby grants to Genentech a non-exclusive, fully paid-up, perpetual license, without the right to sublicense, to make and use the Tumor Xenograft Samples for any and all research purposes, including, without limitation, research in fields that are outside the scope of the Research Plan. For purposes of this Agreement, “Tumor Xenograft Samples” shall mean all tumor xenograft samples derived from primary tumor tissue samples that Curis currently has in its possession or obtains in the future, until June 11, 2005. For clarity, Tumor Xenograft Samples include, but are not limited to (i) tumor xenograft samples that have been or will be transferred to Genentech by Curis during the Research Program and in accordance with the Research Plan; and (ii) any additional tumor xenograft samples that are in Curis’ possession between the effective date of this Amendment and June 11, 2005, that do not fall within the scope of the Research Plan. With respect to the Tumor Xenograft Samples described in (ii) above, Curis will have sole discretion regarding the number of Tumor Xenograft Samples it derives from tissues as well as the sources of tissue supply and the rate at which the Tumor Xenograft Samples are derived. Curis shall supply such Tumor Xenograft Samples in the form of frozen vials of cells which shall be limited to five (5) vials per Tumor Xenograft Sample, each vial to contain an appropriate amount of tissue necessary for reconstitution by Genentech. Curis agrees to use all reasonable means to assist Genentech in the establishment of viable tumors from the shipped material. Genentech understands that the Tumor Xenograft Samples may be contaminated with highly infectious agents and should be handled accordingly. Genentech agrees to comply with all OSHA regulations for handling human specimens with respect to the Tumor Xenograft Samples. In addition, Genentech agrees to supply a written confirmation of receipt of shipment for each Tumor Xenograft Sample that is transferred to Genentech. The Parties agree that the Tumor Xenograft Samples are provided on an “as is” basis and that Curis cannot warranty that the Tumor Xenograft Samples will be viable or conform to any specification or requirement. Absent a separate written agreement between the Parties, Curis will not be obligated to transfer to Genentech any Tumor Xenograft Samples which are established by Curis after June 11, 2005.

3.	Revised Section 8.2. The entirety of Section 8.2 of the Agreement shall be replaced with the following:

8.2 License Fee. Within thirty (30) days of the first anniversary of the Effective Date, provided that Curis has used its commercially reasonable efforts to meet its obligations under Section 3.1 during the twelve (12) month period from June 11, 2003 through June 11, 2004, Genentech shall pay to Curis a one-time license fee (“License Fee”) of two million dollars ($2,000,000).

4.	New Subsection 8.4(c). The following subsection shall be added as a new Subsection 8.4(c) of the Agreement:

(c) Milestone Payments – Co-Development of Collaboration Products. In the event of designation of a Collaboration Product and for the period of time that such designation applies, Curis shall not receive milestone payments for such Collaboration Product with respect to development and sales milestones associated with such Collaboration Product in the Co-Development Territory. Further, in conformance with Section 4.3(b), in the event that a Collaboration Product is re-designated as a Lead Product as a result of Curis terminating its co-development of such Collaboration Product, no retroactive milestone payments shall be due to Curis with respect to such former Collaboration Product for any milestones that occurred prior to or within three (3) months following the date that Curis elected to terminate co-development of such Collaboration Product. For the avoidance of doubt, milestone payments for a Collaboration Product with respect to development and sales milestones associated with such Collaboration Product outside of the Co-Development Territory shall continue to be due, according to the schedule described in Section 8.4.

5.	New Section 8.9. The following section shall be added as a new Section 8.9 of the Agreement:

8.9 Funding of the Research Program and Payment for Tumor Xenograft Samples.

(a) FTE Funding for Second Year of Research Program.

For the second year of the Research Program (i.e., the period running from June 12, 2004 to June 11, 2005), Genentech shall reimburse Curis for those Curis FTE’s working on the Research Program at the rate of two hundred fifty thousand dollars ($250,000) per FTE per year, up to a maximum staffing level equivalent to sixteen (16) FTE’s, for a maximum reimbursement of four million dollars ($4,000,000). Subject to the limitations noted in Section 3.1, Curis may, at its option, use Evotec OAI to perform portions of the work assigned to Curis in the Research Plan. Genentech shall have no obligation to reimburse Curis for any Curis FTE working on the Research Program in excess of the maximum staffing level set forth above.

(b) Payment.

Genentech shall reimburse Curis for the aforementioned FTE costs (up to the maximum reimbursement) in two equal installments, each in the amount of two million dollars ($2,000,000), payable on or before December 31, 2004 and June 30, 2005, respectively.

(c) Tumor Xenograft Samples.

In consideration of the license granted under Section 7.1(f), Genentech shall pay Curis a one-time payment of one hundred thousand dollars ($100,000) within ten (10) days of the effective date of the First Amendment to this Agreement.

6.	Interpretation. Capitalized terms shall have the meaning assigned to them in the Agreement. Except as expressly and unambiguously stated herein, no other changes are made to the Agreement. All other terms and conditions of the Agreement shall remain in full force and effect. The Agreement and this Amendment constitute the entire understanding of the Parties with respect to the subject matter hereof and supersede any prior understanding, oral or written, between the Parties with respect thereto.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Amendment Date.

CURIS INC.		GENENTECH INC.

By	/s/ Daniel Passeri	By	/s/ Marc Tessier-Lavigne
	Daniel Passeri		Marc Tessier-Lavigne
	President and Chief Executive Officer		Senior Vice President, Research